HERBALIFE LTD.
INDEPENDENT DIRECTORS STOCK UNIT AWARD AGREEMENT

This Independent Directors Stock Unit Award Agreement (this “Agreement”) is dated as of this      day of January, 2006 (the “Grant Date”), and is between Herbalife Ltd. (the “Company”) and      (“Participant”).
WHEREAS, the Company, by action of the Board and approval of its shareholders established the Herbalife Ltd. 2005 Stock Incentive Plan (the “Plan”);
WHEREAS, the Company, by action of the Board established the Herbalife Ltd. Independent Directors Deferred Compensation and Stock Unit Plan (the “Independent Directors Plan”);
WHEREAS, the Board has determined that Participant is an independent director of the Company and the Company desires to encourage Participant to own Common Shares for the purposes stated in Section 1 of the Plan and the Independent Directors Plan;
WHEREAS, Participant and the Company have entered into this Agreement to govern the terms of the Stock Unit Award (as defined below) granted to Participant by the Company.
NOW, THEREFORE, in consideration of the foregoing, the parties hereto agree as follows:

1.	Definitions

Defined terms in the Plan and the Independent Directors Plan shall have the same meaning in this Agreement, except where the context otherwise requires.

2.	Grant of Stock Units

On the Grant Date, the Company hereby grants to Participant an Award of      Stock Units (the “Award”) in accordance with the Independent Directors Plan and Section 9 of the Plan and subject to the conditions set forth in this Agreement, the Independent Directors Plan and the Plan (each as amended from time to time). Each Stock Unit represents the right to receive one Common Share (as adjusted from time to time pursuant to Section 12 of the Plan) subject to the fulfillment of the vesting and other conditions set forth in this Agreement. By accepting the Award, Participant irrevocably agrees on behalf of Participant and Participant’s successors and permitted assigns to all of the terms and conditions of the Award as set forth in or pursuant to this Agreement, the Independent Directors Plan and the Plan (as each may be amended from time to time).

3.	Vesting

Participant’s Stock Units and rights in and to the Common Shares shall not be vested as of the Grant Date and shall be forfeitable unless and until otherwise vested pursuant to the terms of this Agreement. Subject to Participant’s continued service as a member of the Board, the Award shall become vested with respect to 25% of the Stock Units awarded hereunder on each of April 15, 2006, July 15, 2006, October 15, 2006 and January 15, 2007 (each such date a “Vesting Date”). Stock Units awarded hereunder that have vested and are no longer subject to forfeiture are referred to herein as “Vested Units.” Stock Units awarded hereunder that are not vested and remain subject to forfeiture are referred to herein as “Unvested Units.”

4.	Deferred Payment

(a) On the Grant Date the Stock Units granted hereunder shall be credited to the Participant’s Deferral Account pursuant to Section 5 of the Independent Directors Plan.

(b) Subject to Participant’s continuous service as a member of the Board, on the third anniversary of the Grant Date, there shall be credited to Participant’s Deferral Account one Common Share in exchange for each Vested Unit then held in Participant’s Deferral Account.

(c) In the event that Participant ceases to serve as a member of the Board for any reason prior to the third anniversary of the Grant Date, the Company shall, within thirty (30) days following such cessation, subject to Paragraph 12(e) hereof and Section 16 of the Plan, issue to Participant a number of Common Shares equal to the number of Vested Units held in Participant’s Deferral Account at the time of such cessation.

5.	Status of Participant

Participant shall have no rights as a stockholder (including, without limitation, any voting or dividend rights with respect to the Common Shares subject to the Award) with respect to either the Stock Units granted hereunder or the Common Shares underlying the Stock Units, unless and until such Common Shares are issued pursuant to the terms of the Independent Directors Plan, and then only to the extent of such issued Common Shares.

6.	Effect of Termination of Employment; Change in Control

(a) General. Except as provided in Paragraphs 6(b), (c) or (d), upon the cessation of Participant’s service as a member of the Board for any reason, the Unvested Units shall be forfeited by Participant and cancelled and surrendered to the Company without payment of any consideration to Participant.

(b) Death; Disability. Upon the cessation of Participant’s service as a member of the Board by reason of Participant’s of death or disability (as such term if defined in Section 22(e) of the Code), all Unvested Units shall vest as of the date of such termination of employment.

(c) Change in Control. Upon the occurrence of a Change in Control, the vesting of the Award shall be accelerated such that 100% of the aggregate number of Stock Units subject to the Award (as set forth in Paragraph 2 above) shall be or become Vested Units as of immediately prior to the consummation of the Change in Control.

7.	Withholding and Disposition of Common Shares

(a) Generally. Participant is liable and responsible for all taxes owed in connection with the Award, regardless of any action the Company takes with respect to any tax withholding obligations that arise in connection with the Award. The Company does not make any representation or undertaking regarding the treatment of any tax withholding in connection with the grant or vesting of the Award or the subsequent sale of Common Shares issuable pursuant to the Award. The Company does not commit and is under no obligation to structure the Award to reduce or eliminate Participant’s tax liability.

(b) Payment of Withholding Taxes. Prior to any event in connection with the Award (e.g., vesting or payment in respect of the Award) that the Company determines may result in any domestic or foreign tax withholding obligation, whether national, federal, state or local, including any social tax obligation (the “Tax Withholding Obligation”), Participant is required to arrange for the satisfaction of the amount of such Tax Withholding Obligation in a manner acceptable to the Company.

(i) By Withholding Common Shares. Unless Participant elects to satisfy the Tax Withholding Obligation by an alternative means in accordance with Paragraph 7(b)(ii), Participant’s acceptance of this Award constitutes Participant’s instruction and authorization to the Company to withhold on Participant’s behalf the number of Common Shares from those Common Shares issuable to Participant at the time when the Award becomes vested as the Company determines to be sufficient to satisfy the Tax Withholding Obligation.

(ii) By Other Payment. At any time not less than five (5) business days before any Tax Withholding Obligation arises (e.g., a distribution date). Participant may notify the Company of Participant’s election to pay Participant’s Tax Withholding Obligation by wire transfer, cashier’s check or other means permitted by the Company. In such case, Participant shall satisfy his or her tax withholding obligation by paying to the Company on such date as it shall specify an amount that the Company determines is sufficient to satisfy the expected Tax Withholding Obligation by (i) wire transfer to such account as the Company may direct, (ii) delivery of a cashier’s check payable to the Company, Attn: General Counsel, at the Company’s principal executive offices, or such other address as the Company may from time to time direct, or (iii) such other means as the Company may establish or permit. Participant agrees and acknowledges that prior to the date the Tax Withholding Obligation arises, the Company will be required to estimate the amount of the Tax Withholding Obligation and accordingly may require the amount paid to the Company under this Paragraph 7(b)(ii) to be more than the minimum amount that may actually be due and that, if Participant has not delivered payment of a sufficient amount to the Company to satisfy the Tax Withholding Obligation (regardless of whether as a result of the Company underestimating the required payment or Participant failing to timely make the required payment), the additional Tax Withholding Obligation amounts shall be satisfied in the manner specified in Paragraph 7(b)(i).

8.	Plan Controls

The terms of this Agreement are governed by the terms of the Independent Directors Plan and the Plan, as both exist on the Grant Date and as amended from time to time. In the event of any conflict between the provisions of this Agreement and the provisions of the Independent Directors Plan and/or the Plan, the terms of the Independent Directors Plan or the Plan (as applicable) shall control, except as expressly stated otherwise in this Agreement. The term “Section” generally refers to provisions within the Independent Directors Plan or the Plan; provided, however, the term “Paragraph” shall refer to a provision of this Agreement.

9.	Limitation on Rights; No Right to Future Grants; Extraordinary Item

By entering into this Agreement and accepting the Award, Participant acknowledges that: (a) Participant’s participation in the Plan is voluntary and (b) the grant of the Award will not be interpreted to form an employment relationship with the Company or any Subsidiary. The Company shall be under no obligation whatsoever to advise Participant of the existence, maturity or termination of any of Participant’s rights hereunder and Participant shall be responsible for familiarizing himself or herself with all matters contained herein and in the Plan which may affect any of Participant’s rights or privileges hereunder.

10.	Committee Authority

Any question concerning the interpretation of this Agreement or the Plan, any adjustments required to be made under the Plan, and any controversy that may arise under the Plan or this Agreement shall be determined by the Committee (including any Subcommittee or other person(s) to whom the Committee has delegated its authority) in its sole and absolute discretion. Such decision by the Committee shall be final and binding.

11.	Transfer Restrictions

Any sale, transfer, assignment, encumbrance, pledge, hypothecation, conveyance in trust, gift, transfer by bequest, devise or descent, or other transfer or disposition of any kind, whether voluntary or by operation of law, directly or indirectly, of (i) Unvested Units, (ii) Vested Units or (iii) Common Shares subject to such Unvested Units or Vested Units shall be strictly prohibited and void; provided, however, Participant may assign or transfer the Award to the extent permitted under the Independent Directors Plan, provided that the Award shall be subject to all the terms and condition of the Independent Directors Plan, the Plan, this Agreement and any other terms required by the Committee as a condition to such transfer.

12.	General Provisions

(a) No Waiver. No waiver of any provision of this Agreement will be valid unless in writing and signed by the person against whom such waiver is sought to be enforced, nor will failure to enforce any right hereunder constitute a continuing waiver of the same or a waiver of any other right hereunder.

(b) Undertaking. Participant hereby agrees to take whatever additional action and execute whatever additional documents the Company may deem necessary or advisable in order to carry out or effect one or more of the obligations or restrictions imposed on either Participant or the Award pursuant to the express provisions of this Agreement.

(c) Entire Contract. This Agreement and the Plan constitute the entire contract between the parties hereto with regard to the subject matter hereof. This Agreement is made pursuant to the provisions of the Plan and will in all respects be construed in conformity with the express terms and provisions of the Plan.

(d) Successors and Assigns. The provisions of this Agreement will inure to the benefit of, and be binding on, the Company and its successors and assigns and Participant and Participant’s legal representatives, heirs, legatees, distributees, assigns and transferees by operation of law, whether or not any such person will have become a party to this Agreement and agreed in writing to join herein and be bound by the terms and conditions hereof.

(e) Securities Law Compliance. The Company may impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any resales by Participant or other subsequent transfers by Participant of any Common Shares issued as a result of or under this Award, including without limitation (i) restrictions under an insider trading policy, (ii) restrictions that may be necessary in the absence of an effective registration statement under the Securities Act of 1933, as amended, covering the Award and/or the Common Shares underlying the Award and (iii) restrictions as to the use of a specified brokerage firm or other agent for such resales or other transfers. Any sale of the Common Shares must also comply with other applicable laws and regulations governing the sale of such shares.

(f) Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to any awards granted under the Plan by electronic means or to request Participant’s consent to participate in the Plan by electronic means. Participant hereby consents to receive such documents by electronic delivery and, if requested, to agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company, and such consent shall remain in effect throughout Participant’s term of service with the Company and thereafter until withdrawn in writing by Participant.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

HERBALIFE LTD.

By:
Name:
Title:

PARTICIPANT

[Participant]